Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-164895 on Form S-8 of our report dated March 29, 2010, relating to the balance sheet of Terreno Realty Corporation appearing in the annual report on Form 10-K of Terreno Realty Corporation as of December 31, 2009.
/s/ Deloitte & Touche LLP
San Francisco, California
March 29, 2010